Exhibit 99.1

Contact:
Crescendo Communications, LLC
David Waldman or Klea Theoharis
Tel: (212) 671-1020
Email: info@newenergysystemsgroup.com

New Energy Systems Group to Acquire Shenzhen NewPower Technology Co., Ltd.

$14.7 million purchase price consisting of cash and stock

NewPower projected to generate at least $2.5 million of net income in 2010

Acquisition increases profitability of New Energy’s existing battery distribution business

Ability to increase NewPower’s production with minimal capital expenditures

Enhances New Energy’s position as a vertically integrated manufacturer

New York and Shenzhen – December 14, 2009 – New Energy Systems Group (OTCBB: NEWN), a manufacturer and distributor of battery components in China, today announced that it has entered into an agreement to acquire Shenzhen NewPower Technology Co., Ltd. (“NewPower”), a  China-based manufacturer of lithium ion batteries.  The cost of the acquisition will be $14.7 million, comprised of $3.0 million in cash and 1.8 million shares of New Energy’s common stock with a value of $11.7 million at $6.42 per share.  The transaction is expected to be completed by year-end 2009.

Shenzhen NewPower Technology Co., Ltd. was founded in 2004 and is a rapidly growing manufacturer of lithium ion batteries for cell phones and other portable devices. The company’s products range from low end cell phone batteries, to state-of-the art, high capacity batteries. The company has a longstanding reputation for its advanced technology and high quality manufacturing capabilities.

NewPower expects to generate revenue of approximately $20.1 million in 2009 and $27.4 million in 2010.   NewPower expects to generate net income of $1.5 million in 2009 and at least $2.5 million in 2010.

Mr. Fushun Li, New Energy’s Chief Executive Officer, commented, “We have known NewPower’s management for many years and are excited to have them join our organization in what we expect to be a seamless integration.  We are also pleased by NewPower’s desire to take most of their consideration in the form of New Energy common stock, which reflects their confidence in New Energy’s future prospects.”

Mr. Li continued, “The NewPower acquisition is strategically important in enabling us to further vertically integrate our business, which is a key differentiator for New Energy Systems within the industry.  One example of the benefits of this vertical integration is that since we will now be manufacturing lithium-ion batteries from start to finish, the NewPower acquisition will enable us to capture additional margin in our own finished battery distribution business.  As a result of the acquisition synergies, we expect NewPower will contribute more than the $2.5 million of net income projected for 2010 on a standalone basis.”

Mr. Li continued “We are also excited about the opportunity to expand NewPower through cross-selling and leveraging our strong distribution networks.  As a result of NewPower’s excess capacity, we can rapidly increase production with minimal capital expenditures.  Finally, we believe this acquisition illustrates our ability to identify and acquire strategic businesses that leverage our core strengths and further enhance our position in the rapidly growing lithium ion battery industry.”

About New Energy Systems Group

New Energy Systems Group is a leading manufacturer and distributor of lithium ion batteries.  The company assembles and distributes finished batteries through its sales network and channel partners.  The company also sells high-quality lithium-ion battery shell and cap products to major lithium-ion battery cell manufacturers in China. The company’s products are used to power mobile phones, MP3 players, laptops, digital cameras, PDAs, camera recorders and other consumer electronic digital devices.  Additional information about the company is available at www.newenergysystemsgroup.com.

Forward Looking Statements

Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future sales. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

# # #